Exhibit 1A (4B)

CONTRATO DE LOCAÇÃO DE EQUIPAMENTOS	EQUIPMENT RENTAL AGREEMENT
Pelo presente instrumento particular:	By the means of this particular instrument:
(1) ENERGEA IGUATAMA Ltda, sociedade empresária de responsabilidade limitada, inscrita no Cadastro Nacional de Pessoas Jurídicas do Ministério da Economia (“CNPJ”) sob o nº_______________, com sede na R NUCLEO RURAL, SITIO BOA ESPERANCA SETOR B, ZONA RURAL, PEDRO TEIXEIRA, MINAS GERAIS - MG, 36.148-000, neste ato representada na forma de seu contrato social, por seus representantes legais abaixo assinado, doravante denominada “Locadora”; e	(1) ENERGEA IGUATAMA Ltda., legal entity of legal law legally constituted and registered in the National Registry of Legal Entities (CNPJ) under no. _________________, with headquarters at R NUCLEO RURAL, SITIO BOA ESPERANCA SETOR B, ZONA RURAL, PEDRO TEIXEIRA, MINAS GERAIS - MG, 36.148-000, in this act duly represented in the form of its Bylaws by its below signed representatives, hereinafter referred to as “Lessor”; and
(2) CONSORCIO DE GERACAO COMPARTILHADA DE ENERGIA ELETRICA ENERGEA, sociedade empresária de responsabilidade limitada, inscrita no Cadastro Nacional de Pessoas Jurídicas do Ministério da Economia (“CNPJ”) sob o nº 36.087.207/0001-70, com sede na R NUCLEO RURAL, SITIO BOA ESPERANCA SETOR B, ZONA RURAL, PEDRO TEIXEIRA, MINAS GERAIS - MG, 36.148-000, neste ato representada na forma de seu contrato social, por seus representantes legais abaixo assinado, doravante denominada “Locatária”;	(2) CONSORCIO DE GERACAO COMPARTILHADA DE ENERGIA ELETRICA ENERGEA, legal entity of legal law legally constituted and registered in the National Registry of Legal Entities (CNPJ) under no. 36.087.207/0001-70, with headquarters at R NUCLEO RURAL, SITIO BOA ESPERANCA SETOR B, ZONA RURAL, PEDRO TEIXEIRA, MINAS GERAIS - MG, 36.148-000, in this act duly represented in the form of its Bylaws by its below signed representatives, hereinafter referred to as “Lessee”;
CONSIDERANDO QUE:	WHEREAS:
(i) A Locatária tem o desejo de alugar uma Central Geradora Fotovoltaica (“CGF”), como descrito no Anexo I, para fornecer energia elétrica renovável para a(s) Unidades(s) Consumidora(s) de sua titularidade, nos termos da REN 482;	(i) Lessee desires to rent a Photovoltaic Generating Plant (“PGP”), as described in Appendix I, to provide renewable energy for its Consumer Unit(s), according to the REN 482;
(ii) A Locadora ou suas Afiliadas têm experiência na instalação, comissionamento e locação de CGFs;	(ii) Lessor or its Affiliates have experience in installing, commissioning and renting PGPs;
(iii) A Locatária é proprietária ou possuidora legítima da Propriedade onde será instalada a CGF;	(iii) Lessee is the owner or legal possessor of the Site where the PGP will be installed;
(iv) Para a regular execução do presente Contrato, as Partes deverão observar as regras de microgeração e minigeração distribuída de energia elétrica, incluindo, mas não se limitando, à REN 482 e ao PRODIST, em especial o Módulo 3, cuja revisão 7 foi aprovada pela REN 724.	(iv) For the proper performance of this Agreement, the Parties shall follow the rules of micro and mini distributed electric generation, including, but not limited to, REN 482 and the PRODIST, especially its Module 3, which revision 7 was approved by REN 724.
RESOLVEM AS PARTES firmar o presente Contrato de Locação de Equipamentos (“Contrato”), que será regido pelos seguintes termos e condições:	THE PARTIES HEREBY enter into this Equipment Rental Agreement (“Agreement”), which shall be governed by the following terms and conditions:

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ANEXOS.	APPENDIX.
Os Anexos constantes no presente Contrato estão dispostos da seguinte maneira:	The Appendixes attached to this Agreement are organized as the following:
• Anexo 1 - Descrição da CGF	• Appendix 1 - Description of PGP
• Anexo 2 - Lista de Clientes do Consórcio	• Appendix 2 – Consortium Customer List

1. DEFINIÇÕES	1. DEFINITIONS
1.1 Para os efeitos deste Contrato, os termos ou expressões com a letra inicial maiúscula, seja no singular ou no plural, terão o significado a eles atribuído a seguir:	1.1 For purposes of this Agreement, the terms or expressions with the initial letter capitalized, in singular or plural, shall have the following meanings:
“Afiliada” significa, com relação a qualquer pessoa, qualquer outra pessoa direta ou indiretamente Controlada, sob Controle comum ou Controladora da primeira pessoa. “Controle” (incluindo os termos “controlada” e “sob o controle comum”) tem o significado previsto no artigo 116 da Lei 6.404/76 (Lei das Sociedades por Ações).	“Affiliate” means, with respect to any person, any other person directly or indirectly controlled by, or under common Control with or is the Controlling entity of the first person. “Control” (including the terms “controlled by” and “under the common control with”) has the meaning set forth in Article 116 of Law 6,404/76 (the Brazilian Corporations Law).
“ANEEL” significa a Agência Nacional de Energia Elétrica.	“ANEEL” shall mean the National Electric Energy Agency.
“Ano Contratual” tem o seu significado previsto na Cláusula 4.1 abaixo.	“Anniversary” shall have the meaning set forth in Section 4.1 below.
“Regras Anticorrupção” são leis anticorrupção brasileiras (especificamente a Lei nº 11.846, de 1º de agosto de 2013) ou de quaisquer outras aplicáveis sobre o objeto do presente Contrato, em especial o FCPA.	“Anti-corruption Rules” shall mean the Brazilian anti-corruption laws (specifically Law no 12,846, as of August 1st, 2013) or any other applicable law regarding the subject matter of this Agreement, in particular.
“Evento Acidental” tem o seu significado previsto na Cláusula 7.3 abaixo.	“Casualty Event” shall have the meaning set forth in Section 7.3 below.
“Operação Comercial” significa a data em que a CGF estiver testada, comissionada, conectada à rede e for capaz de produzir energia elétrica da forma como projetada.	“Commercial Operation” shall mean the date the PGP has been tested, commissioned, interconnected to the grid and capable of producing electricity as designed.
“Informações Confidenciais” são todas as informações privativas e sigilosas de uma Parte, inclusive, sem limitação, segredos de negócio, informações técnicas, informações de negócio, informações de vendas, lista e identificação de clientes, produtos e serviços, contratos de licença e sublicença, invenções, desenvolvimentos, descobertas, know-how, métodos, técnicas, fórmulas, informações, processos, e outras ideias privativas, passíveis ou não de proteção de patente, marcas, direitos de autor ou outro princípio legal que a outra Parte teve acesso ou tenha recebido, mas não inclui as informações que (i) é ou se torne pública sem a violação deste Contrato pela Parte receptora; (ii) já era de conhecimento da Parte receptora no momento em que fora disponibilizada à Parte receptora por este Contrato; (iii) foi descoberta de forma independente pelos empregados da Parte receptora sem ajuda, uso ou aplicação das Informações Confidenciais recebidas pela Parte reveladoras; ou (iv) foi recebida de terceiros que não possuem qualquer obrigação de sigilo para com a Parte reveladora.	“Confidential Information” means all proprietary and confidential information of a Party, including, without limitation, trade secrets, technical information, business information, sales information, customer and potential customer lists and identities, products and services, license and sublicense agreements, inventions, developments, discoveries, know-how, methods, techniques, formulae, data, processes, and other proprietary ideas, whether or not protectable under patent, trademark, copyright or other legal principal, that the other Party has access to or receives, but does not include information that (i) is or becomes publicly available through no breach of this Agreement by the receiving Party; (ii) was already known to the receiving Party at the time it was disclosed to the receiving Party hereunder; (iii) is independently developed by employees of the receiving Party without the aid, use or application of Confidential Information received from the disclosing Party; or (iv) is received from a third party who is under no obligation of confidentiality to the disclosing Party.

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“Unidade Consumidora” é conjunto composto por instalações, ramal de entrada, equipamentos elétricos, condutores e acessórios, incluída a subestação, quando do fornecimento em tensão primária, caracterizado pelo recebimento de energia elétrica em apenas um ponto de entrega, com medição individualizada, correspondente a um único consumidor (Resolução Normativa ANEEL nº 414/2010), de titularidade do Locatário;	“Consumer Unit” means the group of equipment containing installations, entrance bay, electric equipment, conductors and accessories, including the switchyard, when the supply is made in primary tension, with receipt of power in a single delivery point, with individual measurement, corresponding to a single consumer (Normative Resolution ANEEL nº 414/2010) that is owned by Lessee;
“Preço do Contrato” significa a soma de todos os Aluguéis a serem pagos pela Locatária durante o Prazo, independentemente de qualquer rescisão antecipada	“Contract Price” means the sum of all the Rental Payments to be paid by the Lessee during the Term, regardless of any existing early termination
“Lista de Clientes” se refere à lista de Clientes do Consórcio encontrada no Anexo 2 e atualizada trimestralmente pelos gerentes do Consórcio.	“Customer List” will refer to the list of Consortium Customers found in Appendix 2 and updated quarterly by the Consortium managers.
“Litígio” tem o seu significado previsto na Cláusula 16.1 abaixo.	“Dispute” shall have the meaning set forth in Section 16.1 below.
“Data do Término Antecipado” significa a data de rescisão deste Contrato que tenha ocorrido antes da Data de Vencimento.	“Early Termination Date” shall mean the date of termination of this Agreement that occurred before the Expiration Date.
“Multa por Rescisão Antecipada” significa a multa que a Locatária deverá pagar à Locadora no caso de rescisão antecipada deste Contrato de acordo	“Early Termination Penalty” shall mean the penalty Lessee shall pay Lessor in the event of early termination of this Agreement
“Data de Assinatura” significa a data em que este Contrato é firmado.	“Effective Date” shall mean the date this Agreement is executed.
“Data Estimada de Início da Locação” tem o seu significado previsto na Cláusula 3.2 abaixo.	“Estimated Initial Rental Date” shall have the meaning set forth in Section 3.2 below.
“Caso de Inadimplência” significa um descumprimento relevante de uma cláusula deste Contrato por qualquer uma das Partes.	“Event of Default” means a material breach of the provisions and covenants under this Agreement by any of the Parties.
“Data de Vencimento” significa a 20[o] aniversário da Data de Início da Locação.	“Expiration Date” shall mean the 20th anniversary of the Initial Rental Date.
“FCPA” significa a lei anticorrupção dos Estados Unidos da América do Norte, o Foreign Corrupt Practices Act, - Act, 15 U.S.C. §§ 78dd-1 et seq.	“FCPA” shall mean the United States of America’s Foreign Corrupt Practices Act, Act, 15 U.S.C. §§ 78dd-1 et seq.

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“FIESP” significa a Câmara de Conciliação, Mediação e Arbitragem Ciesp/Fiesp.	“FIESP” shall mean the Câmara de Conciliação, Mediação e Arbitragem Ciesp/Fiesp.
“IGPM/FGV” significa o Índice Geral de Preços de Mercado, medido pela Fundação Getúlio Vargas.	“IGPM/FGV” shall mean the General Market Price Index (Índice Geral de Preços de Mercado), issued by Fundação Getúlio Vargas.
“Data de Início da Locação” significa a data em que o Locador entrega uma notificação ao Locatário e ao Prestador de Serviço de O&M informando que a CGF atingiu a Operação Comercial.	“Initial Rental Date” shall mean the date Lessor delivers a written notice to Lessee and to the O&M Service Provider informing that the PGP has achieved Commercial Operation.
“Vigência Inicial” tem o seu significado previsto na Cláusula 3.1 abaixo.	“Initial Term” shall have the meaning set forth in Section 3.1 below.
“Data da Fatura” tem o seu significado previsto na Cláusula 4.2 abaixo.	“Invoice Date” shall have the meaning set forth in Section 4.2 below.
“IPCA” significa o Índice Nacional de Preços ao Consumidor Amplo, medido pelo IBGE.	“IPCA” shall mean the Broad National Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo), issued by IBGE.
“Locatária” tem o seu significado previsto no preâmbulo do presente Contrato.	“Lessee” shall have the meaning set forth in the preamble of this Agreement.
“Locadora” tem o seu significado previsto no preâmbulo do presente Contrato.	“Lessor” shall have the meaning set forth in the preamble of this Agreement.
“Provedor de Serviços de O&M” significa o terceiro que irá prover os serviços de operação e manutenção da CGF para o Locatário nos termos do Contrato de Operação e Manutenção.	“O&M Service Provider” shall mean the third party which shall provide the operation and maintenance services of the PGP for Lessee according to the Operating and Maintenance Agreement;
“Contrato de Operação e Manutenção” significa um contrato firmado entre a Locatária e um terceiro que a Locadora considere qualificado, cujo objeto é efetuar a operação e a manutenção da CGF.	“Operating and Maintenance Agreement” means an agreement executed between Lessee and a third party which Lessor deems qualified, to provide operation and maintenance services for the PGP.
“Parte” ou “Partes” tem o seu significado previsto no preâmbulo do presente Contrato.	“Party” or “Parties” shall have the meaning set forth in the preamble of this Agreement.
“Período de Instalação da CGF” significa o período entre a Data de Assinatura e a Data de Início da Locação.	“PGP Installation Period” means the period of time between the Effective Date and the Initial Rental Date.
“CGF” tem o seu significado previsto no preâmbulo do presente Contrato.	“PGP” shall have the meaning set forth in the preamble of this Agreement.
“PRODIST” significa os Procedimentos de Distribuição de Energia Elétrica no Sistema Elétrico Nacional.	“PRODIST” shall mean the Power Distribution Procedures in the National Power System (Procedimentos de Distribuição de Energia Elétrica no Sistema Elétrico Nacional).
“REN 482” significa a Resolução Normativa ANEEL nº 482/2011.	“REN 482” shall mean the Normative Resolution ANEEL nº 482/2011.
“REN 724” significa a Resolução Normativa ANEEL nº 724/2015.	“REN 724” shall mean ANEEL’s Normative Resolution n. 724/2015.
“Aluguel” tem o seu significado previsto na Cláusula 4.1 abaixo.	“Rental Payment” shall have the meaning set forth in Section 4.1 below.

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“Propriedade” significa o lugar onde está localizada a CGF, mais especificamente na R NUCLEO RURAL, SITIO BOA ESPERANCA SETOR B, ZONA RURAL, PEDRO TEIXEIRA, MINAS GERAIS - MG, 36.148-000.	“Site” shall mean the place where the PGP is located, more specifically at R NUCLEO RURAL, SITIO BOA ESPERANCA SETOR B, ZONA RURAL, PEDRO TEIXEIRA, MINAS GERAIS - MG, 36.148-000.
“Prazo” tem o seu significado previsto na Cláusula 3.3 abaixo.	“Term” shall have the meaning set forth in Section 3.3 below.
1.2 Regras de Interpretação. Este Contrato deverá ser regido e interpretado de acordo com os seguintes princípios:	1.2 Rules of Interpretation. This Agreement shall be governed by and construed in accordance with the following principles:
(i) Os cabeçalhos e títulos deste Contrato servem apenas para referência e não limitarão ou afetarão o significado das cláusulas, parágrafos ou itens aos quais se aplicam;	(i) The headings and titles in this Agreement are for reference only and shall not limit or affect the meaning of the articles, paragraphs or items to which they apply;
(ii) Os termos “inclusive”, “incluindo” e outros termos semelhantes serão interpretados como se estivessem acompanhados da frase “a título meramente exemplificativo”;	(ii) The terms “include”, “including” and other similar terms shall be interpreted as if they were accompanied by the phrase “by way of example”;
(iii) Referências a qualquer documento ou outros instrumentos incluem todas as suas alterações, substituições e consolidações e respectivas complementações, salvo se expressamente disposto de forma diferente;	(iii) References to any document or other instruments shall include all of its amendments, replacements and consolidations and their complements, unless it expressly provided otherwise;
(iv) Salvo se de outra forma expressamente estabelecido neste Contrato, referências a itens ou anexos aplicam-se a itens e anexos deste Contrato, e;	(iv) Except as otherwise expressly provided in this Agreement, references to items or Exhibits apply to items and Exhibits of this Agreement, and;
(v) Todas as referências a quaisquer Partes incluem seus sucessores, representantes e cessionários autorizados.	(v) All references to any Parties shall include its successors, representatives and permitted assigns.

2. OBJETO.	2. SCOPE.
2.1 O objeto do presente Contrato é a locação da CGF pela Locadora para a Locatária, na Data de Início da Locação, na Propriedade, por parte da Locadora, durante o Prazo especificado na Cláusula 3, a seguir, tudo em conformidade com legislação brasileira, especialmente com relação às regras estabelecidas pela REN 482 e o PRODIST.	2.1 The purpose of this Agreement is to set forth the terms and conditions for the rental by the Lessor of a PGP to Lessee, at the Initial Rental Date at the Site, during the Term set forth in Section 3 below, all according to the Brazilian laws, and specifically with the rules under REN 482 and PRODIST.
3. PRAZO.	3. TERM.
3.1 Este Contrato entra em vigor na Data de Assinatura, permanecendo válido por um prazo de 25 (vinte e cinco) anos, a partir da Data de Início da Locação, salvo se rescindido antecipadamente pelas Partes, de acordo com as disposições deste Contrato (“Vigência Inicial”).	3.1 The term of this Agreement shall commence on the Effective Date and shall remain in full force and effect for a period of 25 (twenty five) years as of the Initial Rental Date, unless terminated earlier by the Parties, pursuant to the provisions of this Agreement (the “Initial Term”).

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3.2 A Locadora envidará esforços comerciais razoáveis para que a Data de Início de Locação coincida com a data estimada de início da locação prevista no Anexo 1 (“Data Estimada de Início da Locação”). É admitido e aceito pela Locatária que a Data de Início da Locação poderá ser posterior à Data Estimada de Início da Locação, sem que a Locadora incorra em qualquer penalidade.	3.2 Lessor shall make commercially reasonable efforts to have the Initial Rental Date occurring on the estimated Initial Rental Date set forth in Appendix 1 (“Estimated Initial Rental Date”). Lessee acknowledges and agrees that the Initial Rental Date may occur after the Estimated Initial Rental Date, without Lessor being subject to any penalties.
3.3 A Vigência Inicial deste Contrato poderá ser prorrogada mediante a celebração de termo aditivo validamente assinado por ambas as Partes ao menos 30 (trinta) dias antes do término da Vigência Inicial ou de qualquer de suas eventuais prorrogações. A Vigência Inicial e suas eventuais prorrogações são, em conjunto, referidas como “Prazo”.	3.3 The Initial Term of this Agreement may be extended upon the execution of a contract amendment by both Parties at least thirty (30) days prior to the expiration of the Initial Term or any of its extensions, if any. The Initial Term and its extensions, if any, are, jointly, referred to as “Term”.
4. ALUGUEL E PAGAMENTOS.	4. RENT AND PAYMENT.
4.1 A Locatária deverá pagar à Locadora R$ 275.000,00 (duzentos e setenta e cinco mil reais) por mês pela locação da CGF (o “Preço Inicial”), conforme corrigido de acordo com a Cláusula 4.6 (o “Aluguel”).	4.1 Lessee shall pay to Lessor R$ 275,000.00 (two-hundred and seventy five thousand reais) per month for the rental of the PGP (the “Initial Price”), as adjusted according to Section 4.6 (the “Rental Payment”).
4.2 A Locadora deve realizar a cobrança da Locatária mensalmente até o décimo dia útil de cada mês (cada uma, uma “Data da Fatura”), sendo a primeira Data da Fatura o décimo dia útil do mês seguinte à Data de Início da Locação. A primeira fatura incluirá o Aluguel pro-rata die para o mês anterior. A última fatura incluirá o Aluguel pro-rata die até a Data de Vencimento ou a Data de Rescisão Antecipada, conforme o caso.	4.2 Lessor shall invoice Lessee monthly on or before the tenth business day of each calendar month (each, an “Invoice Date”), the first Invoice Date to occur at the tenth business day following the Initial Rental Date. The first invoice shall include the Rental Payment daily pro-rated for the prior calendar month. The last invoice shall include the Rental Payment daily pro-rated through the Expiration Date or Early Termination Date, as the case may be.
4.3 A Locatária pagará todos os Aluguéis devidos nos termos do presente Contrato no prazo de 5 (cinco) dias úteis após o recebimento da Fatura aplicável.	4.3 Lessee shall pay all Rental Payments due hereunder within five (5) business days as of the receipt of relevant Invoice.
4.4 A Locatária fará todos os pagamentos concernentes ao presente Contrato por transferência eletrônica com fundos imediatamente disponíveis para a conta bancária designada pela Locadora em notificação escrita específica para o Locatário, que poderá ser alterada de tempos em tempos através de nova notificação enviada pelo Locador para tal fim. Todos os pagamentos que não forem feitos até seu vencimento serão acrescidos de juros, que incidirão da data de vencimento até seu pagamento integral, em taxa igual à 1% (um por cento) ao mês pro rata die e uma multa de atraso equivalente a 2% (dois por cento) do montante devido.	4.4 Lessee shall make all payments under this Agreement by electronic transfer in immediately available funds to the bank account designated by Lessor in a specific written notice to Lessee, which may change from time to time upon a new notice issued by Lessor for such purpose. All payments that are not paid when due shall bear interest accruing from the due date until the full payment at a rate equal to one percent (1%) per month pro rata die and a late payment fine equivalent to two percent (2%) of the amount due.

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4.5 Todos os tributos, incidentes ou que venham a incidir sobre o presente Contrato, deverão ser recolhidos pelo seu contribuinte responsável, conforme disposto na legislação tributária, comprometendo-se, ainda, a Parte responsável pelo pagamento de determinado tributo em manter a outra Parte livre e isenta de quaisquer responsabilidades, demandas e ações de qualquer natureza em relação àqueles tributos.	4.5 All taxes, levied or that may be levied on this Agreement, shall be paid by its responsible Party, pursuant to the tax legislation, and the Party responsible for paying shall hold the other Party harmless from any liabilities, claims and actions of any nature in relation to such taxes.
4.6 O Aluguel, devidamente corrigido de acordo com esta Cláusula 4.6, será reajustado em cada período de 12 (doze) meses a partir da Data de Assinatura do Contrato (cada período, um “Aniversário”) de acordo com o IPCA. Na hipótese da extinção do IPCA e não havendo substituto legal, os aluguéis serão corrigidos pela variação do IGPM/FGV.	4.6 The Rental Payment, as adjusted according to this Section 4.6, shall be adjusted on each twelve (12) month period as of the Contract’s Signature Date (each an “Anniversary”) in accordance with the IPCA. In the event the IPCA index is no longer in use and that there is no legal substitute, the Rental Payment shall be adjusted by the variation of the IGPM/FGV.
4.7 A Locatária é responsável por todos os pagamentos sob este contrato e, portanto, será responsável pelo gerenciamento da Lista de Clientes no Anexo 2. A Locatária deve substituir qualquer cliente que esteja encerrando o serviço por qualquer motivo e manter uma Lista de Clientes com consumo de 100% dos créditos elétricos. A Locatária não está isenta de pagamentos ou pagamentos parciais devido a qualquer atividade relacionada aos clientes do Consórcio.	4.7 Lessee is responsible for all payments under this agreement and therefore will be responsible for managing the Customer List in Appendix 2. The Lessee shall replace any customer that is terminating service for any reason and maintain a Customer List with 100% consumption of the electric credits. The Lessee is not exempt from payments or partial payments due to any activity related to the Consortium customers.
5. LICENÇAS E ALVARÁS, FISCAIZAÇÃO, OPERAÇÃO DA CGF, TITULARIDADE DA CGF.	5. APPROVALS AND PERMITS, INSPECTION, PGP OPERATION, PGP TITLE.
5.1 A Locadora será obrigada a obter e manter todas as autorizações necessárias para o funcionamento da CGF. O Locatário deverá cooperar com o Locador na obtenção destas autorizações.	5.1 Lessor shall obtain and keep all necessary authorizations for the operation of the PGP. Lessee must cooperate with Lessor on obtaining such authorizations.
5.2 Durante o Prazo, a Locatária assegurará à Locadora uma permissão gratuita de acesso livre e irrestrito à Propriedade, sem qualquer limitação.	5.2 During the Term, Lessee hereby grants Lessor a royalty-free license for access to the Site, without any limitation.
5.3 A Locatária aceita o controle operacional integral da CGF, às suas próprias expensas, e deverá operar ou assegurar que o desempenho da operação da CGF esteja de acordo com:	5.3 Lessee accepts full operational control of the PGP, at its sole cost and expense and shall perform or cause the performance of the PGP operations in accordance with:
(i) todos os manuais de operação fornecidos com a CGF, como apurados, e todas as garantias do fabricante;	(i) all maintenance manuals furnished with the PGP, as amended, and all manufacturer’s warranties;
(ii) todos os comunicados de serviço obrigatórios ou de alguma forma exigidos pelo fabricante da CGF ou do fabricante de qualquer parte da CGF; e	(ii) all mandatory or otherwise required service bulletins issued by or through the manufacturer of the PGP and/or the manufacturer of any part of the PGP; and

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(iii) as leis aplicáveis, incluindo, mas não se limitando, a todas as diretrizes emitidas pela distribuidora local ou pela ANEEL.	(iii) applicable law, including, but not limited to, all directives issued by the Local Electric Utility or ANEEL.
5.4 A Locatária deverá firmar o Contrato de Operação e Manutenção com o Provedor de Serviços de O&M e deverá cumprir todas e quaisquer obrigações nele contidas e fazer com que este terceiro cumpra com as suas obrigações ali previstas.	5.4 Lessee shall enter into an Operating and Maintenance Agreement with the O&M Service Provider and Lessee shall perform any and all obligations thereunder and shall cause such third party to perform its obligations thereunder.
5.5 As Partes deverão manter o status legal de propriedade privada para a CGF durante o Prazo. Em nenhum momento a Locadora deixará de ser a proprietária legal da CGF. A Locatária desde já declara que não (i) afirmará ou declarará em qualquer contrato que a CGF não é uma propriedade privada, ou que não pertence à Locadora; (ii) firmará qualquer contrato de garantia ou documento similar no qual a CGF figure como parte da garantia para o direito de retenção ou como garantia daquele contrato; ou (iii) afirmará ou sugerirá de qualquer modo, em qualquer declaração de imposto ou documento similar, que é qualquer coisa que não a Locatária da CGF. A Locatária deverá prontamente, às suas próprias custas, tomar, ou fazer com que se tomem as medidas cabíveis para desembaraçar qualquer ônus além daqueles permitidos pela Locadora.	5.5 The Parties shall classify the PGP as personal property throughout the Term. Lessor shall hold the legal title of the PGP at all times, and the PGP shall remain the personal property of the Lessor. Lessee agrees that it will not (i) assert or affirmatively claim or represent in any agreement or contract that the PGP is not personal property or is not owned by Lessor, (ii) enter into any security agreement or similar document that provides the PGP as collateral therein or place any liens thereon or (iii) take a position on any tax return or in other filings suggesting that Lessee is anything other than the lessee of the PGP. Lessee will promptly, at its own expense, take or cause to be taken such action as may be necessary to remove any lien other than any liens permitted by Lessor.
5.6 Desde que nenhum Caso de Inadimplência ocorra, a titularidade e o risco de perda da energia gerada pela CGF pertencerão à Locatária.	5.6 So long as no Event of Default has occurred and is continuing, title to and risk of loss related to the power produced at the PGP shall belong to Lessee.
5.7 Após a Data de Vencimento ou a Data do Término Antecipado, a Locatária, às suas custas, realizará quaisquer testes e reparos necessários para colocar a CGF nas mesmas condições a ele entregues, capaz de executar perfeitamente todas as funções para as quais foi originalmente projetada (ou como aprimorado durante o Prazo), salvo o desgaste natural, e a Locatária devolverá a CGF para a Locadora, arcando com todos os custos dessa devolução.	5.7 Following the Expiration Date or Early Termination Date, Lessee, at its expense, shall perform any testing and repairs required to place the PGP in the same condition as when delivered to Lessee, fully capable of performing all functions for which it was originally designed (or as upgraded during the Term), ordinary wear and tear excepted, and, Lessee shall return the PGP to Lessor at its sole cost and expense.
5.8 Acesso às informações. Sujeito às obrigações de sigilo estabelecidas na Cláusula 15 deste Contrato, a Locatária deverá prover o acesso ao sistema de monitoramento e aquisição de dados usado no Local para registrar e armazenar os dados em intervalos regulares a partir dos sistemas. Os dados e as telas devem ser disponibilizados à Locadora através de um acesso direto ou de outra forma aceitável para ambas as Partes. A Locadora terá o direito de usar tais dados para seus próprios propósitos e para o objeto deste Contrato (por exemplo, o desenvolvimento do relatório anual do sistema).	5.8 Access to Data. Subject to the nondisclosure obligations set forth in Section 15 of this Agreement, Lessee shall provide access to the monitoring and data acquisition system used at the Site to record and log data at regular intervals from the systems. Data and screens shall be made available to Lessor through a direct access or other manner acceptable to both Parties. Lessor shall have the right to use any such data for its own purposes and for the purposes of this Agreement (e.g. to prepare financial reports for investors).

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6. DECLARAÇÕES E GARANTIAS.	6. REPRESENTATIONS AND WARRANTIES.
6.1 Além de quaisquer outras declarações e garantias contidas neste Contrato, cada Parte declara e garante à outra a partir da Data de Assinatura, que:	6.1 In addition to any other statements and warranties contained in this Agreement, each Party states and warrants to the other as of the Effective Date that:
(i) está devidamente organizada e válida e está em situação regular na jurisdição da sua organização;	(i) it is duly organized and validly existing and in good standing in the jurisdiction of its organization;
(ii) tem todo o direito e autoridade para celebrar, executar, entregar e cumprir as obrigações presentes neste Contrato;	(ii) it has the full right and authority to enter into, execute, deliver, and perform its obligations under this Agreement;
(iii) tem (ou, no caso da Locadora, tem ou suas Afiliadas têm) recursos financeiros ou acesso a recursos financeiros suficientes para cumprir suas obrigações previstas por este Contrato;	(iii) it (or, in the case of Lessor, it or its Affiliates) has the financial resources or access to the financial resources required to perform its obligations under this Agreement;
(iv) tomou todas as medidas corporativas ou outras necessárias para aprovar a celebração, implementação e execução deste Contrato;	(iv) it has taken all corporate or other necessary actions to approve the execution, delivery, and performance of this Agreement;
(v) este Contrato constitui a sua obrigação legal, válida e obrigatória, exigível contra essa Parte, de acordo com os seus termos, exceto quando tal possa ser limitado pela falência, insolvência, reorganização, e outras leis similares que se encontrem atual ou futuramente em vigor relativamente aos direitos dos credores em geral;	(v) this Agreement constitutes its legal, valid and binding obligation enforceable against such Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, and other similar laws now or hereafter in effect relating to creditors’ rights generally;
(vi) não existe nenhum litígio, ação, processo ou investigação pendente ou, no melhor de seu conhecimento, nenhuma ameaça destes, perante qualquer tribunal ou outra autoridade governamental sobre, contra, afetando ou envolvendo qualquer de seus negócios ou ativos que afetariam sua capacidade de realizar a operações aqui contempladas; e	(vi) there is no litigation, action, proceeding or investigation pending or, to the best of its knowledge, threatened before any court or other governmental authority by, against, affecting or involving any of its business or assets that would affect its ability to carry out the transactions contemplated herein; and
(vii) a implementação e execução do presente Contrato e as operações aqui previstas não constituem uma violação de qualquer termo ou disposição de, ou um descumprimento de (a) qualquer contrato ou acordo relevante ao qual essa Parte ou qualquer uma de suas Afiliadas seja parte ou esteja obrigada, (b) seus documentos societários, ou (c) qualquer lei aplicável.	(vii) the implementation and execution of this Agreement and the transactions contemplated hereby do not constitute a breach of any term or provision of, or a default under, (a) any material contract or agreement to which it or any of its Affiliates is a party or by which it or any of its Affiliates or its or their property is bound, (b) its organizational documents, or (c) any applicable laws.

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6.2 GERAL.	6.2 GENERAL.
(i) Salvo disposição especificamente prevista neste Contrato, todas as declarações e garantias feitas pelas Partes continuarão a ser verdadeiras durante o Prazo deste Contrato ou de qualquer parte deste Contrato.	(i) Except as specifically provided for in this Agreement, all representations and warranties made by the Parties will continue to be true through this Agreement or any part of this Agreement.
(ii) As declarações e garantias contidas nesta Cláusula são adicionais a quaisquer outras declarações e garantias contidas neste Contrato ou de outra forma expressas pelas Partes. Cada uma dessas garantias deve beneficiar e criar títulos executivos extrajudiciais para a Parte que não forneceu a garantia.	(ii) The representations and warranties in this Article are in addition to any other representations and warranties contained in this Agreement or otherwise expressed by the Parties. Each such warranty shall run to the benefit of and create direct rights of enforcement in the Party not providing the warranty.
7. RISCO DE PERDA OU DANO.	7. RISK OF LOSS OR DAMAGE.
7.1 A Locatária assume todo o risco de qualquer dano, perda, roubo, confisco ou destruição da CGF qualquer que seja a causa, durante o Prazo e até o momento de sua devolução à Locadora. Nenhuma perda ou dano à CGF ou a qualquer parte dela afetará qualquer obrigação da Locatária presente neste Contrato, que continuará válido e vigente em sua integralidade.	7.1 Lessee assumes all risk of any damage to or loss, theft, confiscation, or destruction of the PGP for any reason whatsoever during the Term and up to the return the PGP to Lessor. No loss or damage to the PGP or any part thereof shall affect any obligation of Lessee under this Agreement, which shall continue in full force and effect.
7.2 A Locatária deverá notificar por escrito a Locadora, dentro de um prazo de 5 (cinco) dias, sobre a ocorrência de qualquer dano à CGF, bem como a extensão do referido dano e as circunstâncias nas quais ele ocorreu.	7.2 Lessee shall notify Lessor in writing within five (5) days, of any loss or damage to the PGP and of the circumstances and extent of such damage.
7.3 No caso de qualquer perda ou dano à CGF que não constitua um Evento Acidental, a Locatária deverá, às suas próprias expensas, efetuar prontamente os reparos que a Locadora entender como necessários. Caso tais reparos não puderem ser efetuados, a Locatária deverá substituir o componente ou os componentes do equipamento que não puder(em) ser reparado(s) por outro(s) de fabricação, marca, modelo e características equivalentes ou superiores, em bom estado de conservação, condição e funcionamento e transferir a titularidade, livre de quaisquer ônus, desse(s) componente(s) de substituição para a Locadora, quando tal(is) componente(s) será(ão) submetido(s) aos termos e condições estabelecidos no presente Contrato e considerados parte da CGF para efeitos deste Contrato.	7.3 In the event of any loss or damage to the PGP that does not constitute a Casualty Event, Lessee shall, at its expense, promptly effect such repairs as Lessor shall deem necessary for compliance or, if such repairs cannot be effected, replace such item or items of equipment with equipment of equivalent or superior manufacture, make, model and features in good repair, condition and working order and transfer clear title to such replacement Site to Lessor whereupon such Site shall be subject to this Agreement and be deemed part of the PGP for purposes hereof.
7.4 A indenização do seguro relativa a tal perda ou dano à CGF que não constitua um Evento Acidental será, à escolha da Locadora, aplicada ao reparo ou substituição (conforme aplicável) da CGF por meio de pagamento feito pela Locadora diretamente à parte que realizar os reparos ou o fornecimento de peças sobressalentes, ou ao reembolso da Locatária pelo custo de tais reparos ou substituições. Resta assegurado, no entanto, que a Locadora não terá nenhuma obrigação de efetuar tal pagamento ou qualquer parte dele até que receba provas que considere satisfatórias de que tais reparos ou substituições foram concluídos. Resta assegurado, também, que a Locadora poderá utilizar tal indenização como pagamento de qualquer Aluguel ou outro montante devido ou que venha a ser devido nos termos deste Contrato, se no momento em que a indenização for recebida pela Locadora, houver ocorrido qualquer descumprimento por parte da Locatária, ou qualquer evento que, devido ao lapso de tempo ou à falta de notificação, ou ambos, tenha se tornado um descumprimento por parte da Locatária.	7.4 Proceeds of insurance shall be paid to Lessor with respect to such loss or damage to the PGP that does not constitute a Casualty Event shall, at the election of Lessor, be applied either to the repair or replacement (as applicable) of the PGP by payment by Lessor directly to the party completing the repairs or providing such replacement equipment, or to the reimbursement of Lessee for the cost of such repairs or replacement; provided, however, that Lessor shall have no obligation to make such payment or any part thereof until receipt of such evidence as Lessor shall deem satisfactory that such repairs or replacement have been completed and further provided that Lessor may apply such proceeds to the payment of any Rental Payment or other sum due or to become due hereunder if at the time such proceeds are received by Lessor there shall have occurred any Lessee default or any event which with lapse of time or notice, or both, would become a Lessee default.

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8. INADIMPLEMENTO.	8. DEFAULT.
8.1. O presente Contrato poderá ser rescindido de pleno direito pela Locadora nas hipóteses de inadimplemento de suas cláusulas e condições pela Locatária, incluindo, mas não se limitando, às seguintes hipóteses:	8.1 This Agreement may be terminated by Lessor in the event of breach of its provisions and covenants by Lessee, including but not limited to the following:
(i) decretação de falência, deferimento de recuperação judicial ou extrajudicial, dissolução ou liquidação judicial ou extrajudicial da Locatária, independentemente de aviso ou notificação;	(i) in the event of liquidation, judicial or extrajudicial reorganization, dissolution or judicial or extrajudicial termination of Lessee with no warning or notice required;
(ii) caso qualquer autorização legal, governamental ou regulatória indispensável ao cumprimento das atividades e obrigações previstas no presente Contrato venha a ter revogada ou cancelada, desde que este cancelamento ou revogação não ocorra em razão de ação ou omissão da Locadora;	(ii) in the event any legal, governmental or regulatory authorization required for the performance of the activities and obligations set forth in this Agreement is cancelled or revoked, provided that such cancellation or revocation is not due to Lessor’s action or omission;
(iii) o não pagamento pela Locatária de qualquer valor devido à Locadora até a data de vencimento; ou	(iii) the lack of payment by Lessee of any amounts due to Lessor no later than its due date; or
(iv) pelo inadimplemento ou rescisão de qualquer contrato relevante relacionado com a CGF.	(iv) in the event of a default or termination of any relevant agreement relating to the PGP.
8.2 O Contrato também poderá ser rescindido pela Locadora, sem que a Locadora incorra em quaisquer penalidades, caso, mesmo após ter envidado esforços comerciais razoáveis, a Locadora não tenha êxito na:	8.2 This Agreement may also be terminated by Lessor, without any penalties applied to Lessor, in the event even after using commercially viable efforts, Lessor fails to:
(a) celebração do contrato de construção (se houver) com um subcontratado para a execução dos trabalhos de construção, montagem e instalação da CGF;	(a) enter into the construction agreement (if any) with a subcontractor for the construction, erection and installation of the PGP;
(b) obtenção de financiamento junto a terceiros para a aquisição, construção, montagem e instalação da CGF; ou	(b) obtain financing with third parties for the acquisition, construction, erection and installation of PGP; or

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(c) obtenção das autorizações e licenças necessárias para a operação da CGF, conforme estipulado na Cláusula 5.1.	(c) obtain the required authorizations and licenses for the operation of the PGP, as provided in Section 5.1.
8.3 O presente Contrato poderá ser rescindido de pleno direito pela Locatária somente nas hipóteses de inadimplemento relevante por parte da Locadora, das cláusulas e condições deste Contrato, não sanadas nos termos desta Cláusula 8.4 ou em outro período acordado entre as Partes, e se houver evidência documental devidamente comprovada de impacto financeiro relevante na Locatária, ou caso qualquer autorização legal, governamental ou regulatória indispensável ao cumprimento das atividades e obrigações previstas no presente Contrato venha a ter revogada ou cancelada devido a ação ou omissão da Locadora.	8.3 This Agreement may be terminated by Lessee solely in the event of a material breach of its provisions and covenants by Lessor not cured according to Section 8.4 or any other period agreed between the parties and if there is material financial impact on Lessee evidenced by documents, or in the event any legal, governmental or regulatory authorization required for the performance of the activities and obligations set forth in this Agreement is cancelled or revoked due to Lessor’s action or omission.
8.4 A ocorrência de qualquer inadimplemento nos termos das Cláusulas 8.1 e 8.3 acima não sanado no prazo máximo de 30 (trinta) dias, contados do recebimento pela Parte inadimplente de notificação por escrito enviada pela Parte adimplente, instando-a a adimplir a obrigação, ensejará o direito, mas não a obrigação, da Parte adimplente de rescindir este Contrato.	8.4 The occurrence of any default under Sections 8.1 and 8.3 above not remedied within thirty (30) days from the receipt by the defaulting Party of written notification sent by the non-defaulting Party, demanding the compliance of the breached obligation, shall give rise to the right, but not the obligation, of the non-defaulting Party to terminate this Agreement.
8.5 Fica entendido e aceito que, durante o período de cura do inadimplemento, conforme previsto na Cláusula 8.4, acima, a Parte inadimplente será responsável por indenizar a Parte adimplente pelos danos diretos comprovadamente por esta sofridos, em virtude do inadimplemento. A rescisão contratual nos termos da Cláusula 8.2 acima não ensejará o dever de indenização previsto por esta Cláusula.	8.5 It is acknowledged and agreed that, during the cure period, as provided in Section 8.4 above, the defaulting Party shall indemnify the non-defaulting Party of any proven direct damages incurred by the non-defaulting Party due to such default. The termination pursuant to Section 8.2 above shall not expose Lessor to the duty to indemnify under this Section.
9 LIMITAÇÃO DE RESPONSABILIDADE.	9. LIMITATION OF LIABILITY.
9.1 Toda e qualquer responsabilidade das Partes no âmbito deste Contrato estará, em qualquer hipótese, limitada aos danos diretos e penalidades estabelecidos neste Contrato; nenhuma das Partes será obrigada a indenizar a outra por quaisquer danos indiretos e/ou lucros cessantes.	9.1 Any and all liability the Parties under this Agreement shall, in any event, be limited to the direct damages and penalties set forth herein; neither Party shall indemnify the other for any consequential damages and/or loss of profits.
10. RESCISÃO.	10. TERMINATION.
10.1 Este Contrato é irrevogável e irretratável e, portanto, nenhuma das Partes poderá rescindi-lo, exceto quanto ao expressamente previsto na Cláusula 8.	10.1 This Agreement is irrevocable and immutable and, as a result, none of the Parties may terminate this Agreement, except as expressly provided in Section 8.

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11. CONDIÇÕES GERAIS.	11. GENERAL CONDITIONS.
11.1 A Locatária concorda e pactua o seguinte:	11.1 Lessee acknowledges and agrees as follows:
(i) A Locatária deverá manter a Propriedade sempre em conformidade com todas as Leis Aplicáveis relativas à saúde e segurança de pessoas e bens.	(i) Lessee shall at all times maintain the Site consistent with all applicable laws pertaining to the health and safety of persons and assets.
(ii) A Locatária deve fornecer o nível e o tipo usuais e costumeiros de segurança da Locatária na Propriedade contra o acesso por pessoas não autorizadas, incluindo o monitoramento usual e costumeiro da Locatária de todos os alarmes da Propriedade.	(ii) Lessee shall provide Lessee’s usual and customary level and type of security at the Site against access by unauthorized persons, including Lessee’s usual and customary monitoring of all of the Site’s alarms.
(iii) A Locatária concorda, a pedido da Locadora, com (a) permitir que a Locadora identifique a CGF como sua propriedade pessoal; e (b) permitir que a Locadora recoloque prontamente qualquer identificação que seja alterada, removida ou obscurecida.	(iii) Lessee agrees, at Lessor’s request, (a) to permit Lessor to prominently label the PGP as its personal property, and (b) to permit Lessor to replace promptly any such labeling which may be disturbed, removed or obscured.
(iv) A Locatária não deverá fazer alterações, modificações ou reparos na Propriedade que afetem adversamente o valor residual da CGF.	(iv) Lessee shall not make any alterations, modifications or repairs on Site that adversely affect the residual value of the PGP.
12. CESSÃO.	12. ASSIGNMENT.
12.1. A Locadora pode ceder ou transferir qualquer parte ou a totalidade dos direitos deste Contrato, ou dá-lo em garantia, no todo ou em parte, sem o prévio consentimento da Locatária, mediante notificação escrita. A Locadora poderá ser obrigada a renunciar determinados direitos em favor de financiadores ou da Locatária relacionados com qualquer financiamento. Os direitos da Locatária neste Contrato não serão afetados pela eventual cessão aqui prevista.	12.1 Lessor may assign any or all of its interest in this Agreement or sell or grant a security interest in all or any part of this Agreement, without prior consent of Lessee, but providing written notice. Lessor may be required to provide estoppels to the benefit of financiers or Lessee in connection with any financing. Such assignment shall not affect Lessor’s obligations set forth in this Agreement.
12.2 A Locatária não fará uma cessão deste Contrato, ou de qualquer interesse nele, sem o prévio consentimento por escrito da Locadora. Tal consentimento não deve ser indevidamente retido ou atrasado.	12.2 Lessee shall not make an assignment of this agreement or any interest therein, without the prior written consent of the Lessor. Such consent not to be unreasonably withheld or delayed.

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13. COMUNICAÇÕES.	13. COMMUNICATIONS.
13.1 Todas e quaisquer notificações ou quaisquer outras comunicações exigidas ou permitidas nos termos deste Contrato serão admitidas como recebidas, se encaminhadas por escrito, via e-mail, entrega pessoal, fac-símile, serviço de entrega especial ou carta com aviso de recebimento encaminhada por via postal, sem a necessidade de recebimento por representantes legais das Partes, desde que endereçadas à Parte pertinente em seu respectivo endereço conforme indicado abaixo ou outro posteriormente informado através de notificação, nos termos desta Cláusula 13.1:	13.1 Any and all notices or any other communications required or permitted under this Agreement shall be accepted as received, if forwarded in writing by e-mail, personal delivery, facsimile, special delivery service or letter with notice of receipt sent by post, without need for receipt by the Parties’ legal representatives, provided that they are addressed to the relevant Party at their respective address as indicated below or other subsequently informed by notification, pursuant to this Section 13.1:
a) Se para a Locadora:	a) If to Lessor:
A/C: Sr. Chris Sattler Barão de Jagauripe 326, nº 501 – Ipanema Rio de Janeiro – RJ CEP: 22421-000	A/C: Mr. Chris Sattler Barão de Jagauripe 326, nº 501 – Ipanema Rio de Janeiro – RJ CEP: 22421-000

Tel.: (55) 21 97999-6077 E-mail: Chris@energea.com	Tel.: (55) 21 97999-6077 E-mail: Chris@energea.com
b) Se para a Locatária:	b) If to Lesse:
A/C: Sr. Chris Sattler Barão de Jagauripe 326, nº 501 – Ipanema Rio de Janeiro – RJ CEP: 22421-000	A/C: Sr. Chris Sattler Barão de Jagauripe 326, nº 501 – Ipanema Rio de Janeiro – RJ CEP: 22421-000

Tel.: (55) 21 97999-6077 E-mail: Chris@energea.com	Tel.: (55) 21 97999-6077 E-mail: Chris@energea.com
14. CONFIDENCIALIDADE.	14. CONFIDENTIALITY.
14.1 Exceto se previamente autorizada por escrito pela Parte reveladora, a Parte recebedora por si, seus empregados e prepostos, sob as penas da lei, manterá, as Informações Confidenciais no mais completo e absoluto sigilo pelo Prazo deste Contrato e por um período de 2 (dois) anos após o término ou, se anteriormente, a rescisão deste Contrato, se comprometendo a não divulgar as Informações Confidenciais a quaisquer terceiros, e não usar estas Informações Confidenciais com intuito distinto de cumprir com suas obrigações deste Contrato.	14.1 Except under prior written authorization from the disclosing Party, the receiving Party, its employees and agents, under penalty of law, agrees to maintain the Confidential Information in absolute confidence during the Term of this Agreement and for a two (2) year period following the expiration or, if earlier, termination of, this Agreement, and not to disclose the Confidential Information to any third party, and not to use such Confidential Information for a purpose other than complying with its obligations under this Agreement.
14.2 Se Parte recebedora é instada ou requisitada, por determinação de autoridade legal ou administrativa, a revelar qualquer Informação Confidencial, a Parte recebedora irá imediatamente notificar a Parte reveladora desta requisição ou obrigação antes de revelá-la de modo que a Parte reveladora poderá buscar a medida de proteção apropriada. Caso a medida de proteção ou outro remédio não seja obtido, ou a Parte reveladora renuncia ao seu direito como previsto nesta Cláusula, a Parte reveladora concorda em fornecer somente a parte da Informação Confidencial que for razoavelmente determinada, em consulta com o seu advogado, como relevante para o propósito da corte ou da ordem ou demanda governamental, usando esforços razoáveis para obter garantia de tratamento confidencial para as Informações Confidenciais.	14.2 In the event that receiving Party is requested or required by legal or regulatory authority to disclose any Confidential Information, the receiving Party will promptly notify the disclosing Party of such request or requirement prior to disclosure so that the disclosing Party may seek an appropriate protective order. In the event that a protective order or other remedy is not obtained, or the disclosing Party waives compliance with the provisions hereof, the receiving Party agrees to furnish only that portion of the Confidential Information that it reasonably determines, in consultation with its counsel, is consistent with the scope of the court or government order or demand, and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

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15. ANTICORRUPÇÃO.	15. FCPA.
15.1 As Partes declaram neste ato que estão cientes, conhecem e entendem os termos das Regras Anticorrupção, comprometendo-se a absterem-se de qualquer atividade que constitua uma violação das disposições destas Regras Anticorrupção.	15.1 The Parties hereby declare that are aware of, know, and understand the terms of the Anti-corruption Rules, and shall refrain from doing any activity that may deem a violation of the provisions of these Anti-Corruption Rules.
15.2. As Partes, por si e por seus administradores, diretores, funcionários e agentes, bem como seus sócios que venham a agir em seu nome, se obrigam a conduzir suas práticas comerciais, durante o Prazo, de forma ética e em conformidade com os preceitos legais aplicáveis. Na execução deste Contrato, nenhuma das Partes, nem qualquer de seus diretores, empregados, agentes ou sócios agindo em seu nome, deve dar, oferecer, pagar, prometer pagar, ou autorizar o pagamento de, direta ou indiretamente, qualquer dinheiro ou qualquer coisa de valor a qualquer autoridade governamental, consultores, representantes, parceiros, ou quaisquer terceiros, com a finalidade de influenciar qualquer ato ou decisão do agente ou do governo, ou para assegurar qualquer vantagem indevida, ou direcionar negócios para, qualquer pessoa, e que violem as Regras Anticorrupção.	15.2 The Parties, by themselves and by its administrators, directors, officers and agents, as well as its partners who may act on its behalf, shall conduct its business practices, during the term of this Agreement Term, in an ethical manner and in accordance with the applicable legal precepts. In the performance of this Agreement, neither Party nor any of its directors, employees, agents or partners acting on its behalf, shall give, offer, pay, promise to pay, or authorize the payment of, directly or indirectly, any money or anything of value to any governmental authority, consultants, representatives, partners, or any third party, or for the purpose of influencing any act or decision of the agent or government, or to assure any undue advantage, or direct business to, any person, and which violates the Anti-Corruption Rules.
16. RESOLUÇÃO DE CONFLITOS.	16. DISPUTE RESOLUTION.
16.1 As Partes negociarão de boa fé e tentarão resolver qualquer litígio, controvérsia ou reclamação que surja do ou esteja relacionada com o Contrato ou a violação, interpretação, rescisão ou validade do mesmo (“Litígio”) no prazo de 30 (trinta) dias após a data em que uma Parte notificar por escrito o referido Litígio à outra Parte. Caso as Partes não consigam chegar a um acordo dentro desse período de trinta (30) dias (ou ao período mais longo que as Partes possam acordar), qualquer uma das Partes poderá submeter a questão à arbitragem vinculante de acordo com a Cláusula 16.2; sendo certo, entretanto, que, se o Litígio envolver o montante de uma fatura e, após dez (10) dias de discussão mútua, uma das Partes acreditar de boa fé que uma manutenção da discussão não será capaz de resolver o Litígio satisfatoriamente, essa Parte poderá imediatamente submeter a questão aos procedimentos cabíveis, conforme o disposto na Cláusula 16.2.	16.1 The Parties shall negotiate in good faith and attempt to resolve any dispute, controversy or claim arising out of or relating to the Agreement or the breach, interpretation, termination or validity thereof (“Dispute”) within thirty (30) days after the date that a Party gives written notice of such Dispute to the other Party. In the event that the Parties are unable to reach agreement within such thirty (30) day period (or such longer period as the Parties may agree) then either Party may refer the matter to binding arbitration in accordance with Section 16.2; provided, however, that if the Dispute involves the amount of an invoice and after ten (10) days of mutual discussion either Party believes in good faith that further discussion will fail to resolve the Dispute to its satisfaction, such Party may immediately refer the matter to legal proceedings in accordance with Section 16.2.
16.2 LEI APLICÁVEL E ARBITRAGEM.	16.2 GOVERNING LAW AND ARBITRATION.
(i) Ocorrendo qualquer litígio, controvérsia ou demanda, uma Parte poderá enviar notificação à outra Parte com o propósito de estabelecerem negociações amigáveis e de boa-fé, a fim de resolverem a referida controvérsia no prazo de 15 (quinze) dias a contar do recebimento da notificação, prorrogável por igual período por acordo mútuo entre as Partes. Transcorrido o referido prazo e caso as Partes não tenham chegado a um acordo, a questão poderá ser submetida à arbitragem na FIESP (“Arbitragem”).	(i) In the event of any dispute, controversy or claim, a Party may send notice to the other Party for establishing friendly and good faith negotiations in order to resolve said dispute within a period of 15 (fifteen) days of receipt of the notification, extendable for the same period by mutual agreement of the Parties. After this period has elapsed and if the Parties have not reached an agreement, the matter may be submitted to arbitration at the FIESP (“Arbitration”)

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(ii) A Parte que desejar instaurar uma Arbitragem deverá enviar notificação por escrito nesse sentido à outra Parte, detalhando os motivos do litígio, da controvérsia ou da demanda. A Arbitragem será instaurada e processada segundo o regulamento de arbitragem do FIESP em vigor na data da instauração da Arbitragem.	(ii) The Party wishing to commence Arbitration shall send written notice to the other Party, detailing the grounds of the dispute, controversy or claim. Arbitration shall be established and processed under the FIESP arbitration rules in force on the date of the establishment of the Arbitration.
(iii) A Arbitragem será conduzida na Cidade e Estado do Rio de Janeiro, Brasil, ficando facultada a prática de atos da Arbitragem em outro local, desde que mediante o prévio consentimento das Partes.	(iii) The Arbitration will be conducted in the City and do Rio de Janeiro, Brazil, being allowed the practice of acts of Arbitration in another place, provided that with the prior consent of the Parties.
(iv) O idioma para a prática de todos os atos na arbitragem será o inglês, sendo aceitos documentos originalmente redigidos em português.	(iv) The language of the arbitration shall be English, but documents originally drafted in Portuguese shall be accepted.
(v) A Arbitragem será decidida por tribunal arbitral constituído por 03 (três) árbitros, cabendo a cada uma das Partes a escolha de um árbitro. Os árbitros indicados pelas Partes deverão escolher, em conjunto, o terceiro árbitro, que presidirá o tribunal arbitral. Caso os árbitros indicados pelas Partes não alcancem um consenso quanto à indicação do outro árbitro no prazo de 15 (quinze) dias contados da nomeação do segundo árbitro, a indicação do presidente será feita nos termos do regulamento de arbitragem da FIESP	(v) Arbitration shall be decided by an arbitral tribunal with 03 (three) arbitrators, each party being responsible for choosing an arbitrator. The arbitrators appointed by the Parties shall jointly select the third arbitrator, who shall preside the arbitral tribunal. In the event that the arbitrators appointed by the Parties fail to reach a consensus on the appointment of the other arbitrator within 15 (fifteen) days of the appointment of the second arbitrator, the appointment of the president shall be made in accordance with the FIESP arbitration rules.
(vi) Sem constituir qualquer limitação aos poderes a si conferidos, o tribunal arbitral também terá competência para conceder medidas cautelares que se fizerem necessárias no curso da arbitragem.	(vi) Without limiting the powers conferred upon it, the arbitral tribunal shall also have jurisdiction to grant precautionary measures that may be necessary in the course of the arbitration.
(vii) Na hipótese de o regulamento de arbitragem da FIESP ser omisso quanto a quaisquer aspectos procedimentais, as omissões serão supridas pelos árbitros nos termos da legislação brasileira em vigor.	(vii) In the event that the FIESP arbitration rules are silent on any procedural aspects, the omissions will be supplied by the arbitrators in accordance with the Brazilian legislation in force.
(viii) A Arbitragem, assim como documentos e informações levados à Arbitragem, estará sujeita ao compromisso de sigilo e confidencialidade estipulado neste Contrato, exceto a sentença arbitral na hipótese de execução judicial da mesma.	(viii) Arbitration, as well as documents and information brought to Arbitration, shall be subject to the commitment of secrecy and confidentiality stipulated in this Agreement, except for the arbitration award in the event of judicial execution thereof.
(ix) A sentença arbitral deverá observar os requisitos impostos pela legislação brasileira e será considerada final e definitiva, obrigando as Partes ao seu cumprimento. As Partes renunciam expressamente a qualquer recurso contra a sentença arbitral ou instauração da Arbitragem, exceto aqueles previstos e permitidos na referida lei.	(ix) The arbitration award shall comply with the requirements imposed by Brazilian law and shall be considered final and definitive, obliging the Parties to comply. The Parties expressly waive any appeal against the arbitration award or the establishment of the Arbitration, except those provided for and permitted in said law.

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(x) Não obstante o disposto nesta Cláusula, cada uma das Partes se reserva ao direito de recorrer ao Poder Judiciário com o objetivo de:	(x) Notwithstanding the provisions of this Section, each of the Parties reserves the right to appeal to the Judiciary with the purpose of:
(a) assegurar a instituição da Arbitragem;	(a) Ensuring the institution of Arbitration;
(b) obter medidas cautelares de proteção de direitos previamente à instituição da Arbitragem, devendo, não obstante tal fato, o mérito da questão ser decidido em Arbitragem, sendo que qualquer procedimento neste sentido não será considerado como ato de renúncia à Arbitragem como o único meio de solução de conflitos escolhido pelas Partes; e	(b) Obtaining urgent measures for the protection of rights prior to the institution of Arbitration. Nonetheless, the merits of the matter must be decided in Arbitration, and any proceeding in this respect will not be sanctioned as a result of a waiver of Arbitration as the only means of conflict resolution chosen by the Parties; and
(c) executar qualquer decisão da Arbitragem e a sentença arbitral; e	(c) Executing any decision of the Arbitration and the arbitral award; and
16.3 Para os fins do item 16.2(x) acima, as Partes desde já elegem o Foro Central da Comarca da Capital do Estado do Rio de Janeiro, com expressa renúncia a qualquer outro, por mais privilegiado que seja.	16.3 For the purposes of item 16.2(x) above, the Parties hereby elect the Central Forum of the District of the Capital of the State of Rio de Janeiro, expressly renouncing any other, however privileged it may be.
17. DIVERSOS.	17. MISCELLANEOUS.
17.1 O presente Contrato, juntamente com seus Anexos, constitui o acordo e entendimento integral entre a Locadora e a Locatária com relação ao assunto aqui tratado e substitui todos os acordos prévios relativos ao assunto aqui tratado. Os Anexos são partes integrantes deste documento e fazem parte deste Contrato por referência. Os considerandos do presente Contrato são aqui incorporados pelo presente Contrato. Em caso de conflito entre as disposições deste Contrato e as de qualquer Anexo, as disposições deste Contrato prevalecerão, e tal Anexo, será corrigido adequadamente.	17.1 This Agreement, together with the Appendices attached hereto, constitutes the entire agreement and understanding between Lessor and Lessee with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof. The Appendices attached hereto are integral parts hereof and are made a part of this Agreement by reference. The recitals to this Agreement are hereby incorporated into the Agreement by this reference. In the event of a conflict between the provisions of this Agreement and those of any Appendix, the provisions of this Agreement shall prevail, and such Appendix shall be corrected accordingly
17.2 O presente Contrato só poderá ser alterado, modificado ou complementado por instrumento escrito, assinado por representantes devidamente autorizados da Locadora e da Locatária.	17.2 This Agreement may only be amended, modified or supplemented by an instrument in writing executed by duly authorized representatives of Lessor and Lessee.
17.3 A falha ou renúncia da Locadora ou da Locatária em fazer cumprir qualquer das disposições deste Contrato não deve ser interpretada como uma renúncia geral ou renúncia de sua parte de qualquer disposição, em qualquer outro caso ou de qualquer outra disposição em qualquer instância.	17.3 The failure of Lessor or Lessee to enforce any of the provisions of this Agreement, or the waiver thereof, shall not be construed as a general waiver or relinquishment on its part of any such provision, in any other instance or of any other provision in any instance.

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17.4 Se qualquer termo, acordo ou condição neste Contrato for, em qualquer extensão, inválido ou inexigível em qualquer aspecto sob a lei aplicável, o restante deste Contrato não será afetado por isso, e cada termo, acordo ou condição deste Contrato deverá ser válido e exigível na extensão máxima permitida pela lei aplicável e, se apropriado, tal disposição inválida ou inexigível deverá ser modificada ou substituída para dar efeito à intenção subjacente das Partes e aos benefícios econômicos pretendidos das Partes.	17.4 If any term, covenant or condition in this Agreement shall, to any extent, be invalid or unenforceable in any respect under applicable law, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law and, if appropriate, such invalid or unenforceable provision shall be modified or replaced to give effect to the underlying intent of the Parties and to the intended economic benefits of the Parties.
17.5 O presente Contrato não cria qualquer tipo de exclusividade e ou vínculo empregatício entre as Partes.	17.5 This Agreement does not create any type of exclusivity and/or employment relationship between the Parties.
17.6 As Partes reconhecem que a Multa por Rescisão Antecipada constitui danos pré-fixados, e não penalidades, em lugar dos danos reais resultantes da rescisão antecipada deste Contrato. As Partes reconhecem ainda que pode ser impraticável ou difícil determinar com precisão os danos reais, e de acordo com os direitos e obrigações das Partes neste Contrato, a Multa por Rescisão Antecipada constitui danos justos e razoáveis a serem suportados pela Locatária por dar causa à rescisão, em vez dos danos reais da Locadora.	17.6 The Parties acknowledge that the Early Termination Penalty constitutes liquidated damages, and not penalties, in lieu of actual damages resulting from the early termination of this Agreement. The Parties further acknowledge that actual damages may be impractical and difficult to accurately ascertain, and in accordance with the Parties rights and obligations under this Agreement, the Early Termination Penalty constitutes fair and reasonable damages to be borne by Lessee that caused the early termination in lieu of actual damages of Lessor.
17.7 Este contrato é redigido e firmado em inglês e em português, com conteúdos idênticos. Em caso do conflito na interpretação, a versão em inglês prevalecerá e a versão em português será considerada somente para fins informativos.	17.7 This agreement shall be executed in English and Portuguese, in identical content. In case of conflict of interpretation, the English version of the agreement shall govern, and the Portuguese version shall be regarded as only for informational purposes.
E, por estarem assim, justas e Locadoras, as Partes assinam o presente Contrato em 02 (duas) vias, de igual teor e forma e para um só efeito, na presença das testemunhas abaixo.	And, being thus, fair and contracted, the Parties sign this Agreement in two (2) copies, with the same content and form and for one sole purpose, in the presence of the witnesses below.

Rio de Janeiro, 26 de maio de 2020.

Locadora/Lessor:	Locatária/Lessee:

Nome/Name: Chris Sattler	Nome/Name: Chris Sattler
Cargo/Position: Partner	Cargo/Position: Administrator

Testemunhas/Witnesses:

1.	2.
Nome/Name:	Nome/Name:
CPF:	CPF:

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ANEXO 1	APPENDIX 1
DESCRIÇÃO DA CGF Tamanho e Lugar Estimados da CGF	DESCRIPTION OF PGP Estimated PGP Size and Location
Data Estimada de Início da Locação: 01/01/2020	Estimated Rental Initial Date: 01/01/2020
Local:	Site:
Tamanho Estimado da CGF: _______ kW	Estimated PGP Size: _______ kW
Módulo:	Module:
Garantia dos Módulos: Veja Anexa	Module Warranty: See Attached
Inversor:	Inverter:
Garantia do Inversor: Veja Anexa	Inverter Warranty: See Attached
Equipamento de Monitoramento:	Monitoring Equipment:
Ponto de Conexão:	Transfer Point:
Descrição do Principal Painel de Distribuição da CGF:	Main Distribution Panel PGP Description:

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ANEXO 2	APPENDIX 2
LISTA DE CLIENTES DO CONSÓRCIO	Consortium Customer List

A Lista de Clientes será atualizada trimestralmente pela Locatária e enviada eletronicamente à Locadora. É de inteira responsabilidade da Locatária gerenciar a Lista de Clientes do Consórcio e substituir todos os clientes que estejam inadimplentes ou encerrando o serviço por qualquer motivo.	The Customer List will be updated quarterly by the Lessee and sent electronically to Lessor. It is the full responsibility of the Lessee to manage the Consortium Customer List and replace any customers that are defaulting or terminating service for any reasons.

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